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                                                        EXHIBIT 10.12


                    [LETTERHEAD OF ORAVAX, INC. APPEARS HERE]





                                          February 10, 1997




Mr. C. Boyd Clark
President and COO
U.S. Bioscience
One Tower Bridge
100 Front Street, Suite 400
West Conshohocken, PA 19248

Via Facsimile:  610-832-4500

Dear Boyd:

I have very much enjoyed our brief discussions regarding the possibility of your joining OraVax's Board of Directors and look forward to meeting you in person tomorrow. I hope the general information you've already received from my office gives you some insight into the position and direction of OraVax. I look forward to giving you a more subjective view of life at OraVax and answering any questions you may have. I prepared this letter as background for our discussions.

The following is a brief summary of some aspects of OraVax Board of Directors membership:

- The Board of Directors meets quarterly on a schedule set by the members in advance of each year.

- Board meetings are typically held from 9:00 am until 12:30 pm at the Company's facilities in Cambridge, Massachusetts.

- Board members receive read-ahead material consisting of an agenda, minutes from the previous meeting, financial reports, a review of Company activities and any issues to be covered at the Board meetings one week prior to each meeting.

- If scheduling difficulties should arise which necessitate the meetings being held four or more months apart, conference calls are scheduled roughly mid-period to keep the Board current on our operations. Abbreviated pre-mail packages are sent out in advance of such scheduled conference calls.

- I also send out a brief President's letter to the Board members during those months where more thorough pre-meeting material is not distributed.
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-     Mr. MacMaster, the Chairman of our Board, spends a full day at the Company on the day preceding Board meetings and typically at least one additional day between Board meetings.

- Informal telephone discussions between myself and one or more Board members occur on an as needed basis, but I don't believe they are viewed by anyone as a burden.

- The Board has two active subcommittees, a Compensation Committee and an Audit Committee. You would likely be asked to sit on one or the other of these committees. The committees meet approximately twice yearly and are typically held immediately preceding or following general Board meetings.

- We have customary Directors and Officers insurance and are a Delaware corporation with the customary provisions limiting Directors and Officers liability.

-     Current compensation for Board members includes the following:

            -     A $5,000 annual retainer

            -     $1,500 per Board meeting attended

            - Options for 10,000 shares of OraVax stock to vest over a three year period

            - OraVax reimburses its Board Members for any travel expenses and reasonable out of pocket expenses associated with Board membership

I hope the above meets your expectations. I look forward to meeting with you.

Sincerely,

/s/ Lance K. Gordon

Lance K. Gordon
President & CEO
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Summary of Directors & Officers Insurance


Total coverage:         $5,000,000

Two layers:             Primary $2,000,000; Lloyds of London
                        Excess $3,000,000 American Dynasty (AM Best A,XI)

Allocation:             100% predetermined allocation for SEC claims

Indemnity:              Bylaws provide customary indemnity to officers